Exhibit 99.1

10390 Pacific Center Court, San Diego, CA 92121-4340	News Release
858•646•1100, FAX: 858•646•1150 www.vical.com

FOR IMMEDIATE RELEASE

January 8, 2010

Contact:	Alan R. Engbring
(858) 646-1127
Website: www.vical.com

Vical Secures $25 Million Issuer Managed Equity Facility with Azimuth Opportunity, Ltd.

SAN DIEGO—January 8, 2010—Vical Incorporated (Nasdaq:VICL) today announced that it has secured an issuer managed equity facility under which it may sell up to $25 million of its registered common stock to Azimuth Opportunity, Ltd. Vical is not obligated to use any of the facility.

From time to time during the 24-month term of the agreement, at Vical’s sole discretion and subject to certain conditions, Vical may present Azimuth with draw down notices requiring Azimuth to purchase a specified dollar amount of shares of its common stock on pre-defined terms. Any shares sold under this facility will be registered under Vical’s effective shelf registration statement filed with the Securities and Exchange Commission.

About Vical

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company’s DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company is developing certain infectious disease vaccines and cancer therapeutics internally. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and address significant unmet medical needs. Additional information on Vical is available at www.vical.com.

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This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about Vical’s issuer managed equity facility, the company’s focus, collaborative partners, product candidates, and developmental status. Risks and uncertainties include whether Vical will use the issuer managed equity facility or raise additional capital through other means as needed to continue to fund its operations; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; the dependence of the company on its collaborative partners; and additional risks set forth in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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